EXHIBIT 24-G

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Douglas D. Burkett, Ph. D. and Andrew A. Stevens, and each of them severally, as his attorneys-in-fact, with full power of substitution and resubstitution, to sign and file on his behalf individually and in each such capacity stated below, Zila, Inc.’s Annual Report on Form 10-K for the year ending July 31, 2004, and any amendments thereto, to be filed with the Securities and Exchange Commission, The NASDAQ Stock Market, and otherwise, as fully as such person could do in person, hereby verifying and confirming all that said attorneys-in-fact, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date
Douglas D. Burkett, Ph. D.	President and Chief Executive Officer and a Director	September 30, 2004
Principal Executive Officer

Andrew A. Stevens	Vice President and Chief Financial Officer	September 30, 2004
Principal Financial and Accounting Officer

Directors

Morris C. Aaron		September 30, 2004

Leslie H. Green		September 30, 2004

Christopher D. Johnson		September 30, 2004

Michael S. Lesser		September 30, 2004

/s/ John Edward Porter John Edward Porter		September 30, 2004

S. Timothy Rose, D.D.S.		September 30, 2004